EXHIBIT 13.4

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical reports on the Property in the Durango Mining District of Mexico dated July 19, 2013 entitled "Technical Report on the Avino Property" and the reference as an expert contained in Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2013 and incorporated by reference to the Company’s Registration Statements on Form S-8 (SEC File No.: 333-195120 and Forms F-3 (SEC File Nos.: 333-193471 and 333-195144).

TETRA TECH WARDROP

Dated: April 17, 2014	/s/ Hassan Ghaffari
Hassan Ghaffari, P.Eng.